Exhibit (j)
                       INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Post-Effective Amendment No. 33 to the Registration Statement (1933 Act File No. 2-81915) of The Wright Managed Income Trust on Form N-1A of our report dated February 23, 2004 for Wright U.S. Treasury Money Market Fund, Wright U.S. Government Near Term Fund, Wright U.S. Government Intermediate Fund, Wright Total Return Bond Fund, and Wright Current Income Fund (the "Funds") for the year ended December 31, 2003 included in the Annual Report to Shareholders of the Funds.

         We also consent to the reference to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Certified Public Accountants" in the Statement of Additional Information, which are part of this Registration Statement.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

April 26, 2004
Boston, Massachusetts